Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

NIRE 33.300.295.20-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”) hereby clarifies that the Notice to the Market disclosed on the morning of February 6th, 2018 regarding the bondholders recovery election of the respective credits was resubmitted also on February 6 to supplement the documents attached to the above mentioned Notice to the Market.

Due to the size of such documents, the Notice had to be divided in four different parts when resubmitted to the CVM’S Empresas.NET System (www.cvm.gov.br) and with the website of B3 S.A. – Brasil, Bolsa, Balcão (www.bm&fbovespa.com.br). The Notice and all attachments are available for download in a single file on the Company’s website (www.oi.com.br/ri).

Rio de Janeiro, February 7th, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer